Exhibit 99
NEWS RELEASE

From:	Citizens First Bancorp, Inc.
Contact:	Marshall J. Campbell
Chairman, President and CEO
Corporate Office:	525 Water Street
Port Huron, Michigan 48060
Telephone:	(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES FIRST QUARTER EARNINGS FOR 2006
FOR IMMEDIATE RELEASE:
     PORT HURON, MICHIGAN, MAY 9, 2006. Citizens First Bancorp, Inc. (the “Company”)(NASDAQ: CTZN), the holding company for Citizens First Savings Bank (“Citizens”), today announced that it earned $2.045 million, or $.26 per share, for the quarter ended March 31, 2006, as compared to net income of $2.008 million, or $0.25 per share, for the quarter ended March 31, 2005. The Company’s book value per share at March 31, 2006 and December 31, 2005 was $20.22 and $20.01, respectively.
Financial Condition
     Total assets increased $56.7 million, or 3.4% to $1.711 billion at March 31, 2006 from $1.654 billion at December 31, 2005, primarily due to the increase in commercial and real estate mortgage loans of $73.0 million, or 6.1%. “A majority of the commercial loan increase was a result of increased relationships fostered during the quarter and increased emphasis on originating commercial loans through our regional banking centers in the Oakland and Macomb markets,” said Marshall J. Campbell, Chairman, President and CEO. Much of the real estate mortgage growth was due to the increase of adjustable rate mortgages, which are driven by the increasing interest rate environment. At this time we have chosen to keep those assets instead of selling them in the secondary market.
     Total liabilities increased $54.3 million, or 3.7%, from $1.486 billion at December 31, 2005 to $1.540 billion at March 31, 2006. Total deposits increased $68.0 million, or 6.4%, from December 31, 2005, primarily due to an increase of $38.0 million in brokered deposits, supplemented by increased efforts to attract new deposits in the Oakland and Macomb counties. FHLB advances decreased by $28.6 million or 8.2% primarily due to the increase in brokered deposits.
     Nonperforming loans totaled $18.5 million at March 31, 2006 compared to $21.4 million at December 31, 2005, a decrease of $2.9 million, or 13.6%. Correspondingly, nonperforming assets as a percentage of total assets decreased to 1.19% at March 31, 2006 compared to 1.38% at December 31, 2005. A majority of the decrease was in commercial loans, driven by an influx of payments received on previously classified nonperforming loans, successful selling of foreclosed property and continuous efforts in resolving delinquency issues with our customers.

Results of Operations
     Net interest income, before provision for loan losses, for the first quarter of 2006 totaled $13.3 million, an increase of 11.1% as compared to $12.0 million for the first quarter of 2005. Due to our efforts in attracting new deposits, offering rates increased during the three months ended March 31, 2006 as compared to the previous period. The increased costs of attracting new deposits, an increase in the cost of borrowings and the brokered deposits costs to fund loan growth continued to compress net interest margin, which fell 22 basis points to 3.41% as of March 31, 2006 from 3.63% as of March 31, 2005. “We continue to experience compression in our net interest margin due to the highly competitive markets which we have entered during the last few quarters. We are focused on managing this compression in net interest margin by monitoring interest rate risk in the current rising rate environment and delivering competitive products to our customers,” added Mr. Campbell.
     The provisions for loan losses for the three months ended March 31, 2006 and March 31, 2005 were $870,000 and $480,000, respectively. Additional reserves were provided in line with the loan growth experienced during the more recent quarters and for problem loans that management continues to work through with our customers. The loan loss allowance as a percentage of total loans decreased from 0.94% at December 31, 2005 to 0.92% at March 31, 2006, primarily due to the strong loan growth achieved during the quarter. The allowance for loan losses as a percentage of nonperforming loans increased from 63.4% at December 31, 2005 to 75.6% at March 31, 2006 as a result of the decrease in nonperforming loans compared to the increase in the allowance for loan losses.
     Noninterest income for the three months ended March 31, 2006 increased to $1.5 million as compared to $1.4 million for the same period in the prior year. Trust fees continue to provide additional income as expected, growing $80,000 compared to the same period in 2005. Management expects trust fees to continue to be accretive to noninterest income as trust activity continues to expand in our Oakland county region and throughout our branch network.
     Noninterest expense for the three months ended March 31, 2006 increased 9.6% to $10.9 million compared to $9.9 million for the same time period in the prior year. Compensation, payroll taxes and employee benefits increased by $1.0 million for the three months ended March 31, 2006 compared to the same time period in the prior year. This increase was primarily due to a full quarter of expenses for the three months ended March 31, 2006 related to additions in staff due to the new loan production offices and banking centers as compared to the full time equivalents during the same time period in the prior year. Office occupancy expense increased $302,000 for the three months ended March 31, 2006 as compared to the same time period in the prior year due to additional banking centers. These increases in noninterest expense were offset by decreases in advertising and business promotion and professional fees of $187,000 and $372,000, respectively, compared to the same time period in the prior year. The decrease in professional fees was a result of continued efficiencies implemented by and between management and our consultants and auditors as we continue to operate in the second full year under the SOX act.
     “We are, again, enhancing how we serve our customers by bringing in house two key processes – item processing and core processing. We have added experienced personnel to ensure that we have the best processes, the best people and the best systems to deliver the best products to our customers and shareholders. We look forward to this year as we continue to implement various facets of our 2006 strategic plan,” concluded Mr. Campbell.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 23 full service-banking centers and 2 loan production offices in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.
     Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS)

	Unaudited
	March 31,	December 31,
	2006	2005
Total cash and cash equivalents	$34,020	$47,591
Securities available for sale	83,141	87,510
Loans held for sale	2,602	2,126
Loans, net	1,494,963	1,425,036
Federal Home Loan Bank Stock	19,502	17,700
Other assets	39,134	38,032
Premises and equipment, net	37,524	36,228

Total Assets	$1,710,886	$1,654,223

Deposits	$1,140,230	$1,072,195
FHLB advances and federal funds purchased	388,521	398,513
Bank line of credit	—	3,950
Other Liabilities	11,179	10,995

Total Liabilities	1,539,930	1,485,653

Stockholders’ Equity	170,956	168,570

Total Liabilities and Stockholders’ Equity	$1,710,886	$1,654,223

CITIZENS FIRST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Unaudited
	For Quarter Ended
	March 31,
	2006	2005
Net Interest Income	$13,331	$11,997

Provision for Loan Losses	870	480

Net Interest Income after provision	12,461	11,517

Total Noninterest Income	1,476	1,372
Total Noninterest Expense	10,864	9,916

Income before Income Taxes	3,073	2,973
Income Tax Expense	1,028	965

Net Income	$2,045	$2,008

Net Interest Margin	3.41%	3.63%
Return on Average Assets	0.49%	0.57%
Return on Average Equity	4.84%	4.87%

Basic and Diluted Earnings Per Share	$0.26	$0.25